Exhibit 99.1

[GRAPHIC APPEARS HERE]

FROM:	Porter, Le Vay & Rose, Inc. Michael J. Porter, President 212-564-4700

COMPANY CONTACT:	John Aglialoro Chairman & CEO 508-533-4300

FOR IMMEDIATE RELEASE

CYBEX COMPLETES $8 MILLION PRIVATE PLACEMENT

Medway, MA, August 6, 2004—Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported that it has closed its previously announced private placement of 2,430,000 shares of the Company’s Common Stock, for an aggregate purchase price of approximately $8 million. The sale price in the private placement represents an approximate 12% and 14% discount from the average trading price of Cybex over the five and ten trading days preceding the pricing of the transaction, respectively. Oppenheimer & Co. Inc. acted as placement agent for the transaction.

As previously announced, UM Holdings Ltd. has exercised its right to convert all outstanding shares of the Company’s Series B Convertible Cumulative Preferred Stock into 3,288,600 shares of Common Stock. As a result of the private placement and the conversion of the Preferred Stock, the Company has approximately 14.6 million shares of Common Stock outstanding, with no shares of Preferred Stock outstanding. The new shares of Common Stock issued in the offering and issued upon the conversion of the Preferred Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. As part of the private placement transaction, the Company has agreed to file a registration statement covering the resale of the shares of Common Stock sold in the transaction.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004

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